BRANDES INVESTMENT TRUST and BRANDES INVESTMENT PARTNERS, L.P.

THIRD AMENDMENT TO THE

FUND ADMINISTRATION SERVICING AGREEMENT

THIS THIRD AMENDMENT dated as of January 23, 2013, to the Fund Administration Servicing Agreement, dated as of September 29, 2008, as amended November 11, 2010 and November 8, 2011 (the “Agreement”), is entered into by and among Brandes Investment Trust, a Delaware statutory trust (the “Trust”), U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”) and Brandes Investment Partners, L.P., a Delaware limited partnership and the investment advisor to the Trust (the “Advisor”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the fees of the Agreement; and WHEREAS, Section 11 of the Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit B of the Agreement is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

BRANDES INVESTMENT TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Jeff Busby	By: /s/ Michael R. McVoy
Name: Jeff Busby	Name: Michael R. McVoy
Title: President	Title: Executive Vice President

BRANDES INVESTMENT PARTNERS, L.P.

By: /s/ Brent V. Woods
Name: Brent V. Woods
Title: Chief Executive Officer

Amended Exhibit B to the

Fund Administration Servicing Agreement - Brandes Investment Trust and
Brandes Investment Partners. L.P.

FUND ADMINISTRATION & COMPLIANCE SERVICES
FEE SCHEDULE at February 1, 2013

Domestic, International and Fixed Income

Annual Fee Based Upon Market Value for the Fund Complex*
[ ] basis points on the first $[     ]
[ ] basis points on the remaining assets
Minimum annual fee:  $[   ] per fund portfolio

Additional Legal Administration Services
Subsequent new fund launch - $[   ] per project
Subsequent new share class launch - $[   ] per project

Advisor Information Source Web Portal
$[  ] /fund/month

Plus Out-of-Pocket Expenses – Including but not limited to postage, stationary, programming, special reports, daily compliance testing systems expenses, proxies, insurance, EDGAR filing, retention of records, federal and state regulatory filing fees, certain insurance premiums, expenses from board of directors meetings, auditing and legal expenses, conversion expenses (if necessary), and all other out-of-pocket expenses.

Additional Services – Above pricing is for standard services.  Available but not included above are the following services – multiple classes.  Fees are billed monthly.

Amended Exhibit B (continued to the Fund Administration Agreement – Brandes Investment Trust

CHIEF COMPLIANCE OFFICER

SUPPORT SERVICES
FEE SCHEDULE at October, 2008

Chief Compliance Officer Support Services

U.S. Bancorp provides support to the Chief Compliance Officer (CCO) of each fund serviced either by U.S. Bancorp Fund Services, LLC or Quasar Distributors, LLC.  Indicated below are samples of functions performed by USBFS in this CCO support role:

Business Line Functions Supported
Fund Administration and Compliance
Transfer Agent and Shareholder Services
Fund Accounting
Custody Services
Securities Lending Services
Distribution Services
CCO Portal – Web On-line Access to Fund CCO Documents
Daily Resource to Fund CCO, Fund Board, Advisor
Provide USBFS/USB Critical Procedures & Compliance Controls
Daily and Periodic Reporting
Periodic CCO Conference Calls
Dissemination of Industry/Regulatory Information
Due Diligence Review of USBFS Service Facilities
Quarterly USBFS Certification
Board Meeting Presentation and Board Support
Testing, Documentation, Reporting

Annual Fee Schedule*

$[    ] per service line per year

Fees are billed monthly